Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into this 1st day of June 2022, by and between EzFill Holdings, Inc. a Delaware Corporation, on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, legal representatives, and trustees, individually and in their official capacities (collectively referred to as the “Company”), and Mr. Michael Devoe (the “Employee”), residing at [**]. The Company and the Employee are collectively referred to as the “Parties” and individually as a “Party”.

In consideration of the mutual promises contained in this Agreement, the Company and Employee, intending to be legally bound, agree as follows:

1. Employee’s last day of employment with the Company shall be June 3, 2022 (the “Separation Date”).

2. Employee will be paid all salary due through Employee’s Separation Date, less appropriate tax withholdings and deductions.

3. Company’s Obligations Upon the Effective Date of the Agreement:

a)	Separation Payment. Upon the eighth day following Employee’s execution of this Agreement, as long as the Employee does not revoke acceptance pursuant to Section 7(b) below, the Company will make the following payments to Employee: Employee will remain on the payroll through January 31, 2023. This Agreement shall be final and effective upon the expiration of the seven (7) day revocation period provided to Employee.

b)	Health Benefits. Employee will retain any health benefits coverage in which Employee is enrolled until the end of the month in which the Separation Date occurs. Employee may extend the medical and/or dental and/or vision benefits in which they are enrolled in as of the Separation Date by electing continuation coverage under COBRA. If Employee timely elects COBRA and agrees to sign this Agreement, the Company will pay the full premium for COBRA coverage for 8 months after the Separation Date (through January 31, 2023) or the date Employee receives other employment, whichever is sooner. For the remaining balance of the COBRA period Employee will be responsible for paying the full premium for COBRA coverage. All other benefits in which Employee is enrolled or eligible as of the Separation Date will cease as of the Separation Date. Employee herein acknowledges receipt of a packet containing information about their benefits. Should Employee refuse to agree to the terms of this Agreement, the Company has no obligations to pay for COBRA coverage pursuant to this Section.

c)	Vesting. Your signing bonus shares shall fully vest as of the Separation Date.

The amounts payable pursuant to Sections 3(a), (b) above are intended to be separate payments that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the “short-term deferral” exception and the separation pay exceptions set forth in Section 1.409A-1(b)(9)(iii) or Section 1.409A-1(b)(9)(v) of the Treasury Regulations.

4. Employee’s Obligations:

a)	Employee will return to the Company within five (5) days of the Separation Date all Company’s property and materials, including but not limited to any keys, identification cards, computer hardware and accessories, computer software drives or other media, computer files, books, documents, records and memoranda;

b)	Employee will repay all cash advances and file a final expense report within five (5) days of the Separation Date if Employee has any unreimbursed expenses or outstanding advances;

c)	Employee will fully cooperate and assist the Company with any litigation matters or agency proceedings for which Employee’s testimony or cooperation is requested, provided that Employee is compensated for any reasonable and necessary expenses incurred or actual income lost as a result of Employee’s cooperation and assistance.

d)	Before and after the Separation Date, Employee will hold in a fiduciary capacity for the sole benefit of the Company all information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses and investments but excluding any information the disclosure of which is protected by Section 7 of the National Labor Relations Act (hereinafter “Proprietary, Confidential or Non-Public Information”). Before and after the Separation Date, Employee will not directly or indirectly use, communicate, divulge or disseminate any Proprietary, Confidential or Non-Public Information for any purpose not authorized by the Company, or for any purpose not related to the performance of Employee’s work for the Company or any of its subsidiaries.

5. General Release. In exchange for the payments and benefits identified in the Agreement, which Employee acknowledges are in addition to anything of value to which they are already entitled, Employee hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, benefit plans and their administrators and trustees and any other party associated with the Company (collectively, the “Released Parties”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against the Released Parties. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Worker’s Compensation or Unemployment laws. Additionally, Employee expressly agrees not to assist any third- party in claims against the Company in any fashion.

6. Waiver and Release under ADEA and OWBPA. If Employee is age forty (40) or over at the time of execution of this Agreement, Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”), and acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which they understand; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that they do not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that they waive rights or claims under the Act in exchange for consideration in addition to anything of value to which they are already entitled.

7. Employee also agrees to the following:

a)	Employee understands that they have the right to consult with an attorney before signing this Agreement. Employee also understands that, as provided under the Older Workers Benefit Protection Act of 1990, they have twenty-one (21) days after receipt of this Agreement to review and consider this Agreement, discuss it with their attorney. Employee also understands that they may revoke this Agreement during a period of seven (7) days after signing it (the “Revocation Period”) and that this Agreement will not become effective until the eighth (8th) day after Employee signs it (and then only if Employee does not revoke it).

b)	In order to revoke this Agreement, during the Revocation Period, Employee must deliver written notice to the Company’s CEO, expressly stating that they are revoking this Agreement.

c)	Employee expressly acknowledges that they have had an opportunity of no less than twenty-one (21) days to consider this Agreement before signing and that if they have not taken that full-time period, Employee expressly waives this time period and will not assert the invalidity of this Agreement or any portion thereof on this basis.

d)	Employee understands that if they choose to revoke this Agreement during the Revocation Period, Employee will not receive Separation Pay or Health Benefits as provided for in Section 3 of the Agreement and the terms and conditions set forth in the Agreement will have no effect.

8. Nothing in this Agreement is intended to, or shall interfere with Employee’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the confidentiality clause of this Agreement in Section 4(g). Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such complaint, charge, or proceeding brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge, or proceeding. Additionally, Employee retains all Section 7 rights under the National Labor Relations Act.

9. Successors and Assigns. This Agreement shall bind Employee’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee, Employee’s beneficiaries or legal representatives without the prior written consent of an officer of the Company.

10. No Admission of Liability. This Agreement shall not be construed as an admission by the Released Parties of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Released Parties specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.

11. Governing Law. This Agreement is governed by the laws of the State of Florida without regard to the conflict of laws. The exclusive venue shall be in Miami-Dade County for any State law action and the United States District Court for the Southern District of Florida for any federal law action, and both parties irrevocably and unconditionally consent to this exclusive jurisdiction.

12. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

13. Entire Agreement. With respect to the subject matter of this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, whether oral or written. The parties may modify this Agreement only in writing signed by authorized representatives of both parties. This Agreement is not modified by any purchase order, invoice, confirmation or other similar writings or forms. The invalidity or unenforceability of any provision of this Agreement does not invalidate the remaining provisions. No waiver is effective unless in writing and signed by the waiving party. No waiver is deemed a waiver of any future performance.

14. Severability. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

15. Employee acknowledges and understands that to obtain the benefits herein, Employee must accept this Agreement by signing it before either: (a) twenty-one (21) days after receipt of this Agreement; or (b) the day after Employee’s Separation Date, whichever is longer. But under no circumstances is Employee to sign this Agreement prior to the Separation Date. Employee acknowledges and understands that Employee may revoke acceptance of this Agreement within seven (7) days of such acceptance. This Agreement shall not become effective until the seven (7)-day revocation period has expired.

IN WITNESS WHEREOF, the Company hereby offers this Agreement to Employee on this 1st day of June, 2022.

EZFILL HOLDINGS, INC

By	/s/ Michael McConnell
Name:	Michael McConnell
Title:	CEO

ACCEPTANCE: I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 1st day of June 2022, to be effective as of June 9th, 2022 if I do not revoke in that timeframe as set forth above.

EMPLOYEE

Signature:	/s/ Michael Devoe
Name:	Michael Devoe